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                                                                      EXHIBIT 12

                          NAPCO SECURITY SYSTEMS, INC.

                              COMPUTATION OF RATIOS

                                                            1996                1995                   1994
                                                            ----                ----                   ----
                                                                     (In thousands, except for ratios)
A.  Current Assets                                            $41,529             $39,916               $40,105
B.  Current Liabilities                                        12,853              11,256                12,072

    Current Ratio
      (Line A / Line B)                                      3.2 to 1            3.5 to 1              3.3 to 1

C.  Sales                                                     $49,088             $48,078               $46,873
D.  Receivables                                                13,759              13,647                14,687

    Ratio (Line C / Line D)                                  3.6 to 1            3.5 to 1              3.2 to 1

E.  Total Current

      Liabilities                                             $12,853             $11,256               $12,072
F.  Long Term Debt                                             14,150              15,275                13,690
G.  Deferred Income Taxes                                         742                 648                     0
H.  Total Liabilities                                          27,745              27,179                25,762
I.  Equity                                                     29,574              28,560                28,048

    Ratio (Line H / Line I)                                   .9 to 1              1 to 1               .9 to 1

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